EXHIBIT 99.1

MGP Ingredients to Webcast Annual Meeting October 21, 2010

ATCHISON, Kan., Oct. 18, 2010 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today announced that the company will host a webcast of its Annual Meeting of Stockholders to be held Thursday, October 21, 2010 beginning at 10:00 a.m. (central time) at the Presbyterian Community Center, Atchison, Kansas. Persons may listen to the annual meeting and view a simultaneous presentation live via a link on the homepage of the company's website, www.mgpingredients.com. Interested individuals are encouraged to access the link to the webcast meeting 15 minutes prior to its commencement to ensure the availability of the necessary audio software. An archived edition of the meeting will be available for three months following the meeting via the same link.

The meeting will include a welcome and comments from MGPI Board Chairman John Speirs, followed by a presentation by Tim Newkirk, president and chief executive officer. The presentation will include a review of fiscal 2010 financial highlights and a report on strategic business transformation actions and objectives.

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan. and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          Marta Myers
          913-367-1480